Exhibit 10.3

Form of Consulting Contract

This Consulting Contract is entered into on April 9, 2015 by and between Engage Mobility, Inc. (“Client”) and Design Labs, LLC (“Consultant”).

1. Work to be Performed and Term. Consultant shall be available for consulting with Client, either by phone or in person (Consultant shall not be required to travel unless mutually agreed) for up to 20 hours per month from April 9, 2015 to December 31, 2015 (the “Term”). Consultant shall assist Client as requested with Client’s advising Client on Client’s business needs, including consultation and advice on Client’s management, marketing, operation of business and technologies. Terms under this Consulting Contract shall expire and be null at the expiration of the Term.

2. Compensation.

Client shall pay Consultant $5,000 per month due on the 15th of each calendar month during the Term, with the first payment due on April 15, 2015 and last payment due on December 15, 2015.

3. Independent Contractor Relationship. Consultant's relationship with Client will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state, or any other employee payroll taxes.

4.   General Provisions.

4.1 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Florida.

4.2 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

4.3 Default. In the event of Default by either party, the other party shall have all rights afforded under Florida law. If legal action is required to enforce this Contract, the prevailing party in any such litigation shall be awarded all costs of such legal action, including attorneys fees.

4.4 Termination. In the event of willful conduct, gross negligence or inappropriate conduct causing damage to the image of Client by Consultant during the Term, Client shall have the right to terminate this Agreement promptly with one-week written notice to Consultant.

5. Post Closing Condition. The Client and Consultant hereby agree, at the Client’s request, to sign a translated English-Chinese version of this Agreement within 10 business days of the date of this Agreement with the understanding that this Agreement signed on this April 9, 2015 is the formal agreement by and among the Parties and should the Chinese version of certain terms in the later signed agreement conflict with their Chinese counterpart, the English version shall prevail.

CLIENT		CONSULTANT

By:	Hua Zhang	By:	Douglas S Hackett
	CEO		Managing Director